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                                      Exhibit 16.1
                                      Letter Re: Change In Certifying Accountant



Ernst & Young LLP
One James Center
Suite 1000
901 East Cary Street (23219-4065)
P.O. Box 680
Richmond, Virginia 23218-0680

February 21, 2000

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated February 21, 2000 of Shoppers Food Warehouse Corp. to be filed with the Securities and Exchange Commission and are in agreement with the second paragraph on page 2. We have no basis to agree or disagree with the other statements of the registrant contained therein.

                                              /s/ Ernst & Young LLP





cc: Pamela K. Knous, CFO
Shoppers Food Warehouse Corp.